Selective Insurance

40 Wantage Avenue

Branchville, New Jersey 07890

www.selective.com

For release at 4:15 p.m. (EST) on Jan. 30, 2007

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino

973-948-1364, Jennifer.diberardino@selective.com

Selective Insurance Group Reports

Fourth Quarter and Year-end 2006 Earnings;

Announces Dividend Increase and 2-for-1 Stock Split

For 2006:

Net premiums written up 5%

Investment income up 16%, after-tax

Combined ratio: GAAP: 96.1%; Statutory: 95.4%

Branchville, NJ – Jan. 30, 2007 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the fourth quarter and year ended Dec. 31, 2006.

Selective Chairman, President and CEO Gregory E. Murphy stated, “2006 was a record earnings year for Selective. Despite increased competitive pressure, our solid 5% growth in net premiums written (NPW) continued to outpace industry growth estimates. We delivered a profitable 95.4% statutory combined ratio, as ongoing underwriting improvements partially offset increased pricing pressure. The Diversified Insurance Services had revenue growth of 12% and contributed $0.38 in earnings per diluted share. After-tax investment income increased a strong 16% to $121.3 million. Return on equity was 15.9%, 6.5 points higher than our weighted average cost of capital.

“As a result of our continued strong performance, Selective’s Board of Directors increased the per share quarterly cash dividend on Selective’s common stock by 9%, to $0.24, and declared a two-for-one stock split. For the year, we repurchased 2.1 million shares of common stock at an average price of $53.63.”

2006 highlights, compared to 2005:

-	Net income increased 10% to $163.6 million, or $5.30 per diluted share
-	Operating income[1] increased 2% to $140.5 million, or $4.56 per diluted share
-	Combined ratio: GAAP: 96.1% compared to 95.1%; Statutory: 95.4% compared to 94.6%
-	Total NPW increased 5% to $1.5 billion

•	Commercial lines NPW increased 5% to $1.3 billion
•	Personal Lines NPW increased 8% to $217.1 million, including the positive impact of eliminating the New Jersey homeowners’ quota share treaty
-

Investment Income, after-tax, increased 16% to $121.3 million, reflecting solid operating cash flow; a higher investment asset base; strong returns on other investments; and the impact of higher interest rates on bond and short-term income

-	Total revenue increased 8% to $1.8 billion

Fourth quarter 2006 highlights, compared to fourth quarter 2005:

•	Net income increased 6% to $43.5 million, or $1.43 per diluted share
•	Operating income decreased 6%, to $37.3 million, or $1.23 per diluted share
•	Combined ratio: GAAP: 97.0% compared to 94.2%; Statutory: 99.0% compared to 96.5%
•	Total NPW decreased 1% to $306.9 million
•	Commercial lines NPW decreased 1% to $259.8 million
•	Personal Lines NPW remained relatively stable at $47.1 million
•	Investment income, after-tax, increased 15% to $33.9 million
•	Total revenue increased 6% to $459 million

Murphy said, “Commercial lines competitive pressure continued to increase in 2006, particularly at year-end. For the fourth quarter, direct premiums written were up about 3%, but overall NPW were down 1%, mainly due to lower assumed premiums from certain state mandated underwriting pools.

“Importantly, 2006 was a year in which our dedicated and talented employees provided the heavy lifting for key strategic initiatives. These programs are just beginning to generate the momentum that will allow us to meet competitive challenges and deliver a solid performance in 2007 and beyond. One example is our Knowledge Management initiative which transports better information directly to our underwriters to make decisions quickly. There are few carriers our size using predictive models for commercial and personal lines, affording us a level of pricing granularity that delivers a competitive edge. Another example is our Market Planning initiative that provides agents and our field teams with the data to pinpoint classes of business and aggressively target local marketing opportunities.”

Murphy continued, “With mixed emotions, we announce that Jim Ochiltree, senior executive vice president, Insurance Operations, has told us of his decision to retire in March 2008. Jim has been a driving force in the successful establishment of our field and agency relationship model, and led our expansion into the Mid-West, Connecticut and Rhode Island. Since Jim joined us in 1994, Selective has generated significant shareholder value and gone from being a small regional carrier in nine states, to a 20-state super regional company. To ensure a seamless transition, the bright and talented leadership group that Jim has assembled will assume new and expanded roles and responsibilities over the next 12 months. We will most certainly miss Jim’s wisdom and guidance, but wish him all the best in this next chapter of his life.“

In 2006, Selective ranked in the top 10% of P&C carriers rated “A+” (Superior) or better by A.M. Best. During the year, Standard & Poor's upgraded Selective’s financial strength rating from “A” to “A+”. Fitch also rated Selective “A+”.

At Dec. 31, 2006, Selective’s assets were up 9% for the year to $4.8 billion, including $3.6 billion in the company’s investment portfolio, up 10% over 2005. The increase reflected continued solid operating cash flow and the proceeds of the company’s September 2006 bond offering.

Stockholders’ equity was up 10% to $1.1 billion; and book value per share increased 8% to $37.62. The total return to shareholders was 9.7% and statutory surplus grew 11% to $1 billion.

The quarterly cash dividend on Selective’s common stock of $0.24 is payable March 1, 2007 to stockholders of record Feb. 13, 2007. The two-for-one stock split is effective Feb. 20, 2007 to stockholders of record on Feb. 13, 2007.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at

8:30 a.m. EST, on Jan. 31, 2007, at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 1, 2007.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:

•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•

changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended December 31:	2006	2005
Net premiums written	$306,925	309,673
Net premiums earned	377,180	363,759
Net investment income	44,252	38,086
Diversified insurance services revenue	26,415	23,842
Total revenues	458,954	431,678

Operating income	37,253	39,714
Capital gain, net of tax	6,290	3,203
Income from discontinued operations, net of tax	-	755
Loss on sale of discontinued operations, net of tax	-	(2,634)
Net income	$43,543	41,038

Statutory combined ratio	99.0%	96.5%
GAAP combined ratio	97.0%	94.2%

Operating income per diluted share	$1.23	1.26
Net income per diluted share	1.43	1.30
Weighted average diluted shares	30,691	32,254
Book value per share	$37.62	34.68

12 months ended December 31:	2006	2005
Net premiums written	$1,535,961	1,459,474
Net premiums earned	1,499,664	1,418,013
Net investment income	156,535	135,950
Diversified insurance services revenue	110,526	98,711
Total revenues	1,807,867	1,671,012

Operating income	140,512	138,051
Capital gain, net of tax	23,062	9,401
Income from discontinued operations, net of tax	-	3,180
Loss on sale of discontinued operations, net of tax	-	(2,634)
Cumulative effect of change in accounting principle, net of tax	-	495
Net income	$163,574	148,493

Statutory combined ratio	95.4%	94.6%
GAAP combined ratio	96.1%	95.1%

Operating income per diluted share	$4.56	4.36
Net income per diluted share	5.30	4.69
Weighted average diluted shares	31,271	32,354
Book value per share	$37.62	34.68

*All amounts included in this release exclude inter-company transactions.

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[1] Operating income differs from net income by the exclusion of realized gains or losses on investment sales, the results of discontinued operations, and the cumulative effect of change in accounting principle. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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